UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

FrontView REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42301	93-2133671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 McKinney Avenue Suite L10
Dallas, Texas		75204
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 214 796-2445

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $0.01 par value per share	FVR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer, Treasurer and Secretary

On June 30, 2025, FrontView REIT, Inc. (the “Company”) announced that the Board of Directors (the “Board”) appointed Pierre Revol to serve as Chief Financial Officer (and principal financial officer), Treasurer and Secretary of the Company after a search process conducted by the Board. Mr. Revol’s appointment is effective July 21, 2025 (the “Start Date”). Sean Fukumura, the Company’s Chief Accounting Officer, who has been serving as the Company’s Interim Chief Financial Officer and principal financial officer since June 16, 2025, will continue to serve as the Company’s Chief Accounting Officer following the Start Date.

Prior to his appointment as the Company’s Chief Financial Officer, Mr. Revol, age 44, has served as Senior Vice President of Capital Markets at CyrusOne, a leading global data center owner, developer and operator since February 2024, where he led the development and execution of the company’s capital markets strategy. From November 2016 to December 2018, Mr. Revol served as Vice President and from January 2019 to January 2024, Mr. Revol served as Senior Vice President, Corporate Finance and Investor Relations at Spirit Realty Capital, Inc. (NYSE: SRC), a publicly traded net-lease REIT. As a member of the Management Operating Committee, he played a key leadership role in corporate strategy, capital allocation, and enterprise planning. Prior to Spirit, from 2008 to 2015, Mr. Revol was a Senior Investment Analyst at Point72 Asset Management (formerly SAC Capital), managing long/short equity investments across REITs and real estate-related sectors. Earlier in his career, he held investment banking roles at Goldman Sachs as an Associate and UBS investment bank as an analyst. Mr. Revol received a Bachelor of Science degree in Economics from the Wharton School with a concentration in Finance and a Bachelor of Arts degree in International Relations from the University of Pennsylvania. He is also a Certified Commercial Investment Member (CCIM).

There is no arrangement or understanding between Mr. Revol and any other persons or entities pursuant to which Mr. Revol was appointed to serve as Chief Financial Officer. Mr. Revol does not have any family relationship with the Company’s executive officers or directors nor are there any related party transactions between the Company and Mr. Revol that would require disclosure under Item 404(a) of Regulation S-K.

On June 25, 2025, in connection with Mr. Revol’s appointment, the Company entered into an employment agreement with Mr. Revol (the “Revol Employment Agreement”) setting forth the terms and conditions of his service as the Company’s Chief Financial Officer. Under the terms of the Revol Employment Agreement, Mr. Revol will receive (i) an annual base salary of $450,000; (ii) a set annual bonus in the amount of $112,500 for calendar year 2025 and eligibility in future years to receive a target annual bonus equal to 50% of Mr. Revol’s base salary, with the payout amount determined based on performance achievement; (iii) a sign-on cash bonus in the amount of $50,000; (iv) a sign-on grant of restricted stock units with a grant date value of $1,150,000 (the “Sign-On Grant”) that will vest in four substantially equal annual installments over four years, subject to acceleration in certain qualifying termination of employment events or in the event of a change in control of the Company; (v) beginning in 2026, eligibility to receive one or more annual long-term incentive awards under the Company’s equity plan, in a form and with vesting conditions as to be determined by the Board and, with respect to any award or awards granted in 2026, with an aggregate target grant date value of $1,150,000; and (vi) eligibility to participate in all benefit programs made available to the Company’s executive officers generally.

In the event of Mr. Revol’s termination of employment by the Company without “cause,” by Mr. Revol for “good reason,” or due to his death or “disability” (as such terms are defined in the Revol Employment Agreement) outside of the period beginning three months prior to and ending 24 months following a change in control of the Company (the “Change in Control Window”) under the Revol Employment Agreement, Mr. Revol is entitled to receive: (i) accrued benefits, consisting of unpaid base salary and accrued but unused vacation or paid time off through the date of termination, reimbursement for all reasonable out-of-pocket business expenses incurred and paid by Mr. Revol through date of termination, and vested benefits under Company benefit plans (collectively, the “Accrued Benefits”); (ii) a lump sum payment equal to one and one-half times the sum of his base salary and two-year average annual bonus; (iii) any earned but unpaid annual bonus for the prior calendar year; (iv) an amount equal to his target bonus for the year of termination, prorated through the date of termination; (v) reimbursement for his health insurance continuation coverage at the active-employee rate for 18 months; and (vi) full vesting of any outstanding equity awards that are subject solely to time-based vesting conditions (such as the Sign-On Grant).

In the event of the Mr. Revol’s termination of employment by the Company without cause or by Mr. Revol for good reason during the Change in Control Window, he is entitled to receive: (i) the Accrued Benefits; (ii) a lump sum payment equal to three times the sum of the base salary and two-year average annual bonus; (iii) any earned but unpaid annual bonus for the prior calendar year; (iv) an amount equal to his target bonus for the year of termination, prorated through the date of termination; (v) payment of his health insurance continuation coverage at the active-employee rate for 24 months; and (vi) full vesting of any outstanding equity awards that are subject solely to time-based vesting conditions (such as the Sign-On Grant). Also, in the event of a change in control of the Company, if any of the payments or benefits provided for under the Revol Employment Agreement or otherwise payable to Mr. Revol would constitute “parachute payments” within the meaning of Section 280G of the U.S Internal Code Revenue Code of 1986, as amended (the

“Code”) and would be subject to the related excise tax under Section 4999 of the Code, then he will be entitled to receive either the full payment of such payments and benefits or a reduced amount of payments and benefits, where the reduced amount would result in no portion of the payments or benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits being retained by Mr. Revol.

In the event Mr. Revol’s employment is terminated by the Company for cause, or he voluntarily terminates employment (without good reason), he will be entitled to receive the Accrued Benefits.

All the severance payments and benefits described above (other than the Accrued Benefits) are conditioned on Mr. Revol executing and not revoking a general release of claims for the benefit of the Company and his continued compliance with the restrictive covenants set forth in the Revol Employment Agreement, which include covenants regarding non-competition, non-solicitation of protected business relationships, non-recruitment of employees and independent contractors, and non-disparagement, in each case, during his employment and for 12 months thereafter, and perpetual non-disclosure and non-use of confidential information.

In addition, it is expected that Mr. Revol will also execute the Company’s form of director and officer indemnification agreement, a form of which was approved by the Board on September 30, 2024 and was previously filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The indemnification agreement contains provisions that require the Company, among other things, to indemnify the Company’s directors and executive officers against certain liabilities (subject to, among other things, limitations under the Maryland General Corporation Law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the Company’s request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified.

Item 7.01 Regulation FD Disclosure

A copy of the press release containing the announcement of Mr. Revol’s appointment is attached as Exhibit 99.1 to this current report on Form 8-K. The information contained in this Item 7.01, including the information contained in the press release attached as Exhibit 99.1 hereto, is being “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement by and among FrontView REIT Inc, FrontView Operating Partnership LP, Frontview Employee Sub, LLC, and Pierre Revol, effective July 21, 2025.
99.1	Press Release dated June 30, 2025
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FrontView REIT, Inc.

Date:	June 30, 2025	By:	/s/ Stephen Preston
Stephen Preston Chairman, Chief Executive Officer and President